Exhibit 99.1

Date:	Dec. 23, 2005	News Release

Contacts:	Georgia-Pacific Corp.	Koch Industries, Inc.
	Sheila Weidman - (404)652-6322	Mary Beth Jarvis - (316)828-3756
Robin Keegan - (404)652-4713

KOCH INDUSTRIES FINALIZES $21 BILLION PURCHASE OF GEORGIA-PACIFIC

ATLANTA / WICHITA, Kan. - Koch Industries, Inc. today announced the successful completion of its $21 billion acquisition of Georgia-Pacific Corp.

The acquisition was finalized today through the merger of Koch Industries’ wholly owned subsidiary, Koch Forest Products, Inc., with and into Georgia-Pacific. Georgia-Pacific will retain its name and operate from its Atlanta headquarters as a privately held, indirect wholly owned subsidiary of Koch Industries.

“Georgia-Pacific is a highly respected company with great businesses and a strong history as a market leader,” said Charles G. Koch, chairman and chief executive officer of Koch Industries. “We believe that as a wholly owned subsidiary, Georgia-Pacific can be even more successful by combining the capabilities of our two companies. As a private company, we have the flexibility and resources to pursue strategies and opportunities that we couldn’t as a public company. Beyond viewing Georgia-Pacific as a high-quality investment, we view it as a new set of growth platforms.”

As announced yesterday, Joseph W. Moeller becomes Georgia-Pacific’s president and chief executive officer and Bill Caffey begins his role as executive vice president, operations excellence and compliance. A.D. “Pete” Correll, formerly chairman and chief executive officer, will continue with Georgia-Pacific as chairman of the board, to assist in the transition.

“Koch Industries’ purchase shows appreciation for the full value of our company,” said Correll. “As we begin this new era, we look forward to blending Georgia-Pacific’s strengths with Koch’s management approach and operations expertise. Our new ownership structure will help ensure we can focus on those changes, investments and actions that will best drive excellence and long-term success and growth.”

As a result of the merger, any outstanding shares of Georgia-Pacific not validly tendered in the Koch Forest Products tender offer that expired on Monday have been cancelled and converted into the right to receive $48 per share in cash, without interest (the same per share consideration paid in the tender offer). Mellon Investor Services, the depositary for the transaction, will mail to non-tendering shareholders materials to be used to surrender share certificates for the merger consideration. As a result of the merger, the Georgia-Pacific shares will be delisted from the New York Stock Exchange. The Georgia-Pacific shares ceased trading at the close of business yesterday.

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Koch Industries, Inc., based in Wichita, Kan., (www.kochind.com) owns a diverse group of companies engaged in trading, operations and investments worldwide, including a presence in 50 countries in such core industries as trading, petroleum, chemicals, energy, fibers, resins, fertilizers, pulp and paper, ranching, securities and finance.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Koch Industries, Inc. and Georgia-Pacific Corporation, the future performance of Georgia-Pacific as a wholly owned subsidiary of Koch Industries, and any other statements contained in this news release that are not purely historical fact are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “ensure,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, please see the discussion of risks and uncertainties in the Georgia-Pacific 2004 10-K and other SEC filings.